EMCEE BROADCAST PRODUCTS, INC.
                         AND SUBSIDIARIES
                           YEARS ENDED
                      MARCH 31, 1999 AND 1998
          SUBSIDIARIES OF EMCEE BROADCAST PRODUCTS, INC.
   The following constitute all of the Registrant's subsidiary corporations:
   1. EMCEE Cellular Inc., a Delaware corporation;
   2. EMCEE Export Sales Company, Inc., a Delaware corporation (this corporation is a wholly owned subsidiary of EMCEE Cellular Inc.);
   3.R.F. Systems, Inc., a Delaware corporation (this corporation is a wholly owned subsidiary of EMCEE Cellular Inc.);
   4.R.F. Internet Systems, Inc., a Nevada corporation (this corporation is a wholly owned subsidiary of EMCEE Cellular Inc.);
   5.Universal Rapid Access, LLC (this limited liability company is a partially owned subsidiary of R.F. Internet Systems, Inc., which owns 10% of the outstanding equity of the limited liability company);
   6. EMCEE Broadcast Products (Chengdu) Company, Ltd. (the Registrant owns 25% of the issued and outstanding capital stock of this corporation); and
   7. Grand Forks Wireless, L.L.C. (this limited liability company is a partially owned subsidiary of R.F. Internet Systems, Inc., which owns
50% of the outstanding equity of the limited liability company).
1.All subsidiaries are wholly owned by the Registrant unless otherwise indicated.